UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 1, 2006

ELEPHANT TALK COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in Charter)

California
(State or Other Jurisdiction of Incorporation)

000-30061
(Commission File Number)

95-4557538
(I.R.S. Employer Identification No.)

438 East Katella Avenue, Suite 217
Orange, California 92867
(Address of Principal Executive Offices, Including Zip Code)

(714) 288-1570
(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by Elephant Talk Communications, Inc., a California corporation (the “Registrant”), in connection with the items set forth below.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 21, 2006, the Board of Directors of the Registrant met and authorized the entry of the Registrant into the Employment Agreements (the “Agreements”) with Russelle Choi, President, Pius Lam, Chief Operating Officer, and Manu Ohri, Chief Financial Officer.

Terms of the Agreements

All three Agreements are identical, containing, among other things, a thirty-six month term, provisions for the election of the Executive to the Board of Directors at the next Annual Meeting of Shareholders, severance provisions, confidentiality provisions, covenants not to compete and indemnity provisions. However, the Base Compensation (as hereafter defined) varies for each Executive.

Base Compensation

Mr. Choi is entitled to receive as Base Compensation the sum of $150,000 for the period of August 1, 2006 through July 31, 2007, $172,500 for the period of August 1, 2007 through July 31, 2008 and $198,375 for the period of August 1, 2008 through July 31, 2009. Mr. Lam is entitled to receive as Base Compensation the sum of $144,000 for the period of August 1, 2006 through July 31, 2007, $165,600 for the period of August 1, 2007 through July 31, 2008 and $190,440 for the period of August 1, 2008 through July 31, 2009. Mr. Ohri is entitled to receive as Base Compensation the sum of $140,000 for the period of August 1, 2006 through July 31, 2007, $161,000 for the period of August 1, 2007 through July 31, 2008 and $185,150 for the period of August 1, 2008 through July 31, 2009.

Payments Upon Termination

Upon termination of the Executive’s employment for any reason, the Registrant shall pay to the Executive any accrued but previously unpaid Base Compensation prorated to the effective date of such termination.

Severance Payments

As an inducement for Executive to enter into the Agreement, in the event that the Registrant terminates the Executive’s employment for any reason, the Registrant shall, within ten (10) days from the date of termination, pay a lump sum severance payment to the Executive equal to the sum of his remaining and unpaid Base Compensation for the full term of the Employment Agreement and his annual target bonuses, a prorated annual bonus through the date of termination based on target performance, and Executive’s cost of medical benefits during the full term of the Agreement.

Vesting of Options

In addition, upon termination of Executive’s employment by the Registrant, all equity options, restricted equity grants and similar rights held by the Executive with respect to securities of the Registrant shall automatically become vested and shall become immediately exercisable.

Indemnification of Executive

Finally, in the event that the Executive is named as a defendant in any lawsuit arising from his duties as an employee of the Registrant, or is called as a witness to any administrative or legal proceeding arising from his duties as an employee of the Registrant, the Registrant agrees to defend Executive and indemnify him from any expenses or obligations incurred thereby, including legal and attorney’s fees, as well as transportation costs, such that Executive shall have no out of pocket costs or liabilities. Such obligation of indemnification shall remain in effect after Executive’s employment with the Registrant terminates.

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES

The Board of Directors also authorized as a bonus to Messrs. Choi, Lam and Ohri an award of 24,938,759 shares of common stock for their agreement to enter into the Employment Agreements, as well as pursuant to Section 5(g) of that certain Stock Purchase Agreement, dated June 30, 2005, between the Corporation and Rising Water Capital AG (the Stock Purchase Agreement”), wherein the Registrant agreed to issue said shares to management.

Accordingly, the Registrant awarded Mr. Choi 8,312,920 shares of common stock in consideration of his agreement to enter into an Employment Agreement, for his exemplary service to the Registrant during his term as President, and in accordance with its agreement to do so pursuant to the Stock Purchase Agreement.

Additionally, the Registrant awarded Mr. Lam 8,312,920 shares of common stock in consideration of his agreement to enter into an Employment Agreement, for his exemplary service to the Registrant during his term as Chief Operating Officer, and in accordance with its agreement to do so pursuant to the Stock Purchase Agreement.

Finally, the Registrant awarded Mr. Ohri 8,312,919 shares of common stock in consideration of his agreement to enter into an Employment Agreement, for his exemplary service to the Registrant during his term as Chief Financial Officer, and in accordance with its agreement to do so pursuant to the Stock Purchase Agreement.

All of the stock awards were intended to be issued pursuant to an exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended. After issuance, they represent 11.3% of the 221,036,348 shares of common stock outstanding on September 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELEPHANT TALK COMMUNICATIONS, INC.

Dated: September 1, 2006	By:	/s/ Russelle Choi
Russelle Choi
President